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                                                                    EXHIBIT 10.1

                          MEMORANDUM OF UNDERSTANDING


This Memorandum of Understanding (this "Memorandum") sets forth the principal terms and conditions pursuant to which Robert G. Hatfield ("Hatfield") has submitted his resignation as a director, officer and employee of View Tech, Inc. (the "Company"), and pursuant to which the Company has agreed to make certain severance, consulting fee and other payments and to provide certain benefits to Hatfield, as follows:

 .    Hatfield's resignation will be effective as of April 17, 1998 and on that date he will cease to be an employee.

 .    Hatfield will be paid 18 months of severance at the rate of $20,916.66 per month, payable semi-monthly commencing April 17, 1998.

 .    Hatfield and the Company will enter into a Consulting Agreement covering the 6-month period commencing on April 17, 1998, pursuant to which Hatfield will provide consultation, support and related assistance to the Company as reasonably requested by the Company, and otherwise will fully and actively support and assist the Company's Vice President and General Manager (Calvin
     M. Carrera or any successor to him), in connection with the Company's video business and the marketing, sale and service of the Company's video products, and pursuant to which the Company will pay Hatfield a consulting fee of $20,916.66 per month on a semi-monthly basis commencing on April 17, 1998.

 .    Hatfield will use his best efforts to make himself available for consulting services as requested by the Company. Likewise, the Company will use its best efforts to accommodate Hatfield's schedule, so that there is no interference with Hatfield undertaking full-time employment (or the equivalent) elsewhere. Any breach of the foregoing by Hatfield that is not cured after five business days' notice will result in a discontinuance of the severance, consulting and any other payments which he is entitled to receive from the Company.

 .    Hatfield will not compete with the Company in its business as conducted on
     April 17, 1998, and will not disparage the Company, for the 18-month period commencing on April 17, 1998. Any breach of the foregoing by Hatfield after April 17, 1998 that is not cured after five business days' notice will result in a discontinuance of the severance, consulting and other payments which he is entitled to receive from the Company. The Company similarly will not disparage Hatfield during such period.

 .    The Company will cause Hatfield to be released from all personal guarantees and similar arrangements to which he is party and which are maintained for the benefit of the Company.

 .    The Company will pay reasonable attorney's fees incurred by Hatfield in connection
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     with the negotiation and drafting of an Employment Termination Agreement evidencing the terms of this Memorandum, up to a maximum of $2,500.00.

 .    The Company will pay Hatfield all accrued benefits from January 1, 1998 through April 17, 1998, such as vacation.

 .    The Company will provide Hatfield with the insurance coverage he has been receiving for the 18-month period commencing on April 17, 1998.

 .    The Company will provide Hatfield with a lump sum of $3,000.00 to be used toward an appropriate office, business equipment and secretarial support to assist Hatfield in locating other employment.

 .    The Company and Hatfield will provide each other with standard mutual releases.

 .    Pending execution of definitive documents implementing this Memorandum, the
     Company shall continue to pay and provide Hatfield the compensation and benefits he was receiving prior to the date of this memorandum. These payments shall be subtracted from the other amounts paid to Hatfield for consulting services as described in this memorandum.

 .    Definitive documents implementing this Memorandum shall be executed by May
     15, 1998, or such late date agreed to by both Hatfield and the Company. If this deadline is not met, then a neutral third party reasonably acceptable to both Hatfield and the Company promptly shall be appointed by them, and they shall pay the neutral third party's fees and expenses in equal shares. The neutral third party shall decide whose position is more reasonable, considering all the facts and circumstances and whether the definitive documents the Company or Hatfield was willing to sign as of the execution date deadline conformed to the terms of this Memorandum. If those documents did not confirm to the terms of this Memorandum or if Hatfield's position is more reasonable, the Company shall pay Hatfield the lump sum equivalent of all pay and benefits that would be provided to him under this Memorandum for the balance of its terms as if it were fully enforceable, release Hatfield from all personal guarantees or similar arrangements as provided for in this Memorandum, and pay Hatfield's reasonable attorney's fees and other dispute resolution-related expenses, and Hatfield shall have no further obligations to the Company. If the Company's position is more reasonable and the definitive documents the Company was willing to sign as of the execution date deadlines conformed to the terms of this Memorandum, Hatfield shall be bound by such documents as if he had executed them and shall pay the Company's reasonable attorney's fees and other dispute resolution-related expenses.

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 .    This Memorandum shall not eliminate any existing benefits to which Hatfield already is entitled by statute, including reimbursement of unpaid business expenses (provided they are adequately documented and reasonable) and indemnification for conduct within the course and scope of his employment.


Dated: April 24, 1998


                                               By: /s/ Robert G. Hatfield
                                                  ------------------------------
                                                              Robert G. Hatfield
                                                                 View Tech, Inc.
                                                          a Delaware Corporation



                                               By: /s/ David A. Kaplan
                                                  ------------------------------
                                                                 David A. Kaplan
                                                            Its: CFO & Treasurer

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